Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES THIRD QUARTER RESULTS

ALONG WITH CHANGES IN OPERATING SEGMENTS AND FULL YEAR GUIDANCE

Highlights:

•	Third quarter revenues increase 34.9% from the prior year

•	Backlog increases as a result of $205.3 million in new awards in the third fiscal quarter

•	Key booking of $13.0 million in the material handling business

•	Earnings guidance reduced to $0.77 to $0.85 per fully diluted share

TULSA, OK – May 7, 2012 – Matrix Service Company (Nasdaq: MTRX) today announced changes to its operating segments to align with the Company’s strategic plans. Historically, the Company has reported two operating segments, Construction Services and Repair and Maintenance Services. Going forward, the Company will report four operating segments:

•	Electrical Infrastructure,

•	Oil Gas & Chemical,

•	Storage Solutions, and

•	Industrial.

These new operating segments are consistent with the Company’s current management focus and organizational structure, and will provide greater transparency into the business. Detailed descriptions of the new operating segments will be included in the Company’s Quarterly Report on Form 10-Q and will be discussed further on the Company’s conference call on May 8, 2012.

The Company completed an update of its long-term strategic plan in the third quarter and is investing in many high growth areas including mining and metals, material handling, industrial cleaning, high voltage electrical and shale energy opportunities. The Company is also investing in support infrastructure areas such as safety, marketing, corporate development, systems and training. While these investments are expected to have a negative effect on earnings in the short-term, the Company believes they are necessary to achieve its strategic goals and will result in improved operating results over the long-term.

John R. Hewitt, President and CEO of Matrix Service Company, said “These new reporting segments provide a better description of our business and align with our vision for the future. Consistent with our strategic plan, Matrix Service Company will continue to invest in growth opportunities in order to deliver increased shareholder value.”

Financial results for the three and nine months ended March 31, 2012 reflect strong revenue growth as core markets improve and strategic initiatives begin to contribute to backlog growth. Matrix Service Company continues to grow its backlog and the opportunity pipeline in all operating segments remains very strong. Consolidated backlog increased to $454.9 million as of March 31, 2012 compared to $433.6 million as of the end of the second quarter and $405.1 million as of June 30, 2011. The Company continues to see strong bid flow and booked in excess of $600 million of new work in the nine months ended March 31, 2012. Backlog has increased in five consecutive quarters and is at its highest level since the third quarter of fiscal 2009.

John R. Hewitt added “We are pleased with the solid revenue and backlog growth in the quarter and year to date, which reflects the quality of our people and services, as well as the impact of our ongoing investments in the business.”

Third Quarter of Fiscal 2012 Results

Revenues for the third quarter ended March 31, 2012 were $183.9 million, an increase of $47.6 million, or 34.9%, from $136.3 million in the same period a year earlier. Net income for the third quarter of fiscal 2012 was $4.9 million, or $0.19 per fully diluted share. In the comparable period a year earlier, net income was $4.9 million, or $0.18 per fully diluted share.

Consolidated gross profit was $19.8 million in the third quarter of fiscal 2012 compared to $18.6 million in the same period a year earlier. The increase of $1.2 million was due to higher revenues in the third quarter of fiscal 2012 in our Oil Gas & Chemical and Storage Solutions segments when compared to the same period a year earlier largely offset by the impact of lower gross margins. Gross margins decreased to 10.8% in the third quarter of fiscal 2012 compared to 13.6% in the same period a year earlier largely due to lower margins in the Storage Solutions segment, an increase in the proportion of lower margin revenues in the Oil Gas & Chemical segment, a lower than anticipated volume of Electrical Infrastructure activity, and investments in strategic growth areas. Selling, general and administrative expenses were $12.4 million, or 6.7% of revenue, in the third quarter of fiscal 2012 compared to $10.9 million, or 8.0% of revenue, in the third quarter of fiscal 2011.

Nine Month Fiscal 2012 Results

Revenues for the nine months ended March 31, 2012 were $554.2 million, an increase of $90.8 million, or 19.6%, from $463.4 million in the same period a year earlier. Net income for the nine months ended March 31, 2012 was $15.4 million, or $0.58 per fully diluted share. In the comparable period a year earlier, net income was $13.3 million, or $0.50 per fully diluted share.

Consolidated gross profit was $61.0 million in the nine months ended March 31, 2012 compared to $54.0 million in the same period a year earlier. The increase of $7.0 million was due to higher revenues in the nine months ended March 31, 2012 when compared to the same period a year earlier partially offset by the impact of lower gross margins which decreased to 11.0% in the first nine months of fiscal 2012 compared to 11.7% in the same period a year earlier. Selling, general and administrative expenses were $35.7 million, or 6.4% of revenue, in the nine months ended March 31, 2012 compared to $32.7 million, or 7.0% of revenue, in the same period a year earlier.

Financial Position

At March 31, 2012, Matrix Service’s cash balance was $43.1 million. The cash balance along with availability under the senior credit facility gives the Company liquidity of $157.0 million.

Earnings Guidance

Conditions in our east coast operations including instability in local refinery operations, warm winter weather, and the impact of low natural gas prices, as well as timing delays of various project start dates and contract awards have negatively affected the Electrical Infrastructure segment. These factors combined with the strategic investments discussed above are impacting the last half of our fiscal year. Matrix Service Company is therefore reducing its full year EPS guidance to a range of $0.77 to $0.85 and its revenue guidance to $725 million to $750 million.

Conference Call Details

In conjunction with the earnings release, Matrix Service will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on May 8, 2012 and will be simultaneously broadcast live on the Internet, which can be accessed at the Company’s website at www.matrixservice.com on the Investors’ page under Events & Presentations. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company

Matrix Service Company provides engineering, fabrication, construction and maintenance services to Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities in the United States and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company's operations, economic performance and management's best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company's reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservice.com

Matrix Service Company

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Revenues	$183,899	$136,333	$554,184	$463,423
Cost of revenues	164,128	117,763	493,222	409,383

Gross profit	19,771	18,570	60,962	54,040
Selling, general and administrative expenses	12,356	10,930	35,737	32,655

Operating income	7,415	7,640	25,225	21,385
Other income (expense):
Interest expense	(174)	(227)	(617)	(594)
Interest income	12	43	18	65
Other	(55)	485	(430)	595

Income before income tax expense	7,198	7,941	24,196	21,451
Provision for federal, state and foreign income taxes	2,336	3,018	8,794	8,152

Net income	$4,862	$4,923	$15,402	$13,299

Basic earnings per common share	$0.19	$0.19	$0.59	$0.50
Diluted earnings per common share	$0.19	$0.18	$0.58	$0.50
Weighted average common shares outstanding:
Basic	25,723	26,425	25,982	26,389
Diluted	26,079	26,723	26,333	26,636

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	March 31,	June 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$43,132	$59,357
Accounts receivable, less allowances (March 31, 2012 - $1,174 and June 30, 2011 - $1,428)	113,830	103,483
Costs and estimated earnings in excess of billings on uncompleted contracts	55,052	40,056
Inventories	2,547	2,249
Deferred income taxes	5,706	5,607
Other current assets	3,697	4,798

Total current assets	223,964	215,550
Property, plant and equipment at cost:
Land and buildings	28,401	28,287
Construction equipment	58,573	55,272
Transportation equipment	24,760	21,690
Office equipment and software	16,632	15,442
Construction in progress	2,591	2,465

	130,957	123,156
Accumulated depreciation	(76,719)	(69,845)

	54,238	53,311
Goodwill	28,725	29,058
Other intangible assets	6,614	6,953
Other assets	2,235	1,564

Total assets	$315,776	$306,436

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	March 31,	June 30,
	2012	2011
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$42,760	$36,377
Billings on uncompleted contracts in excess of costs and estimated earnings	28,262	35,485
Accrued insurance	7,228	7,514
Accrued wages and benefits	17,373	18,099
Other accrued expenses	2,633	2,701

Total current liabilities	98,256	100,176
Deferred income taxes	6,188	5,789
Long-term debt	1,757	—
Acquisition payable	800	800

Total liabilities	107,001	106,765
Commitments and contingencies
Stockholders’ equity:
Common stock - $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2012, and June 30, 2011	279	279
Additional paid-in capital	115,844	113,686
Retained earnings	115,633	100,231
Accumulated other comprehensive income	1,087	1,436

	232,843	215,632
Less: Treasury stock, at cost – 2,157,906 shares as of March 31, 2012, and 1,417,539 shares as of June 30, 2011	(24,068)	(15,961)

Total stockholders’ equity	208,775	199,671

Total liabilities and stockholders’ equity	$315,776	$306,436

Results of Operations

(In thousands)

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Other	Total
Three Months Ended March 31, 2012
Gross revenues	$37,621	$55,569	$88,326	$3,112	$—	$184,628
Less: Inter-segment revenues	—	—	729	—	—	729

Consolidated revenues	37,621	55,569	87,597	3,112	—	183,899
Gross profit	4,809	5,015	9,999	(52)	—	19,771
Operating income	2,540	1,922	3,745	(792)	—	7,415
Segment assets	53,961	63,222	131,673	13,744	53,176	315,776

Three Months Ended March 31, 2011
Gross revenues	$28,825	$32,501	$68,616	$6,785	$—	$136,727
Less: Inter-segment revenues	—	255	139	—	—	394

Consolidated revenues	28,825	32,246	68,477	6,785	—	136,333
Gross profit	3,846	3,480	10,245	999	—	18,570
Operating income	1,661	846	4,654	479	—	7,640
Segment assets	50,950	40,935	118,793	14,046	68,083	292,807

Nine Months Ended March 31, 2012
Gross revenues	$103,261	$151,318	$283,958	$17,763	$—	$556,300
Less: Inter-segment revenues	—	208	1,908	—	—	2,116

Consolidated revenues	103,261	151,110	282,050	17,763	—	554,184
Gross profit	12,585	14,298	33,075	1,004	—	60,962
Operating income	5,761	5,744	14,518	(798)	—	25,225
Segment assets	53,961	63,222	131,673	13,744	53,176	315,776

Nine Months Ended March 31, 2011
Gross revenues	$126,158	$96,186	$215,922	$26,065	$—	$464,331
Less: Inter-segment revenues	7	376	525	—	—	908

Consolidated revenues	126,151	95,810	215,397	26,065	—	463,423
Gross profit	15,004	9,109	27,202	2,725	—	54,040
Operating income	7,801	1,494	10,879	1,211	—	21,385
Segment assets	50,950	40,935	118,793	14,046	68,083	292,807

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through signed contracts that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

Three Months Ended March 31, 2012

The following table provides a summary of changes in our backlog for the three months ended March 31, 2012:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2011	$119,954	$69,038	$240,227	$4,361	$433,580
Net awards	28,242	61,105	100,337	15,567	205,251
Revenue recognized	(37,621)	(55,569)	(87,597)	(3,112)	(183,899)

Backlog as of March 31, 2012	$110,575	$74,574	$252,967	$16,816	$454,932

Nine Months Ended March 31, 2012

The following table provides a summary of changes in our backlog for the nine months ended March 31, 2012:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2011	$85,551	$92,162	$218,073	$9,332	$405,118
Net awards	128,285	133,522	316,944	25,247	603,998
Revenue recognized	(103,261)	(151,110)	(282,050)	(17,763)	(554,184)

Backlog as of March 31, 2012	$110,575	$74,574	$252,967	$16,816	$454,932